UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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RAMBUS INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2019

To our stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Thursday, April 25, 2019

Time:	9:00 a.m., Pacific Time

Place:	Attend the annual meeting online at www.virtualshareholdermeeting.com/RMBS2019.

The following matters will be voted on at the Annual Meeting:

1.	Election of three Class II directors;

2.	Advisory vote to approve named executive officer compensation;

3.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

4.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which is available at www.proxyvote.com. This notice, the Notice of Internet Availability, the 2018 Annual Report and our Proxy Statement for our 2019 annual stockholder meeting and form of proxy are being made available to stockholders on March 8, 2019.

Only stockholders of record as of February 28, 2019, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the proxy card. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares at the meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read our Proxy Statement carefully. We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors,
/s/ Jae Kim
Jae Kim
Senior Vice President, General Counsel and Secretary

Sunnyvale, California

March 8, 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT WWW.PROXYVOTE.COM , AS INSTRUCTED ON THE PROXY CARD OR THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE

RAMBUS INC.

PROXY STATEMENT

FOR

2019 ANNUAL MEETING OF STOCKHOLDERS

i

ii

RAMBUS INC.

PROXY STATEMENT

FOR

2019 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Rambus Inc. (“Rambus,” “we,” “us” or the “Company”) is providing these proxy materials to you for use at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 25, 2019 at 9:00 a.m. Pacific Time, and at any postponement or adjournment of the meeting. The purpose of the Annual Meeting is described in the Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/RMBS2019. You will be able to vote during the meeting.

Our principal executive offices are located at 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089; our telephone number is (408) 462-8000. The Notice of Internet Availability (the “Internet Notice”) was first mailed on or about March 8, 2019 to stockholders of record as of February 28, 2019 and these proxy solicitation materials combined with the Annual Report for the fiscal year ended December 31, 2018, including our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”) were first made available to you on the Internet, on or about March 8, 2019. We maintain a website at www.rambus.com. The information on our website is not a part of this Proxy Statement.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend

You may attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner as described below, as of the close of business on February 28, 2019 (the “Record Date”).

Stockholders of Record. If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/RMBS2019. Stockholders may vote while attending the meeting on the Internet.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares.

Internet Notice	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, the Internet Notice has been sent to our stockholders of record and beneficial owners as of the Record Date. Instructions on how to access the proxy materials over the Internet or to request a printed copy by mail may be found on the Internet Notice. In addition, the Internet Notice provides information on how stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are changing or terminating your request.

Who May Vote

You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 110,030,515 shares of common stock outstanding, which were held of record by approximately 462 stockholders. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy

As of the Record Date, we had no shares of preferred stock outstanding.

Stockholders of Record. If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

•  voting via the internet at www.proxyvote.com;

•  voting by telephone at 1-800-690-6903; or

•  voting by mail (if you requested printed copies of the proxy materials to be mailed to you), by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided.

Even if you vote your shares by proxy, you may also choose to attend the Annual Meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” all of the proposals described herein.

Beneficial Owners. If you are the beneficial owner of shares held in street name, you have the right to direct your broker how to vote. Your broker or nominee has enclosed with these materials or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

Discretionary Voting Power; Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote

Stockholders of Record. If you would like to change your vote you can do so in the following ways:

•  deliver written notice of your revocation to our Corporate Secretary prior to the Annual Meeting;

•  deliver a properly executed, later dated proxy prior to the Annual Meeting;

•  vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted); or

•  attend the Annual Meeting and vote at the meeting.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Beneficial Owners. If you instructed a broker or nominee to vote your shares following the directions originally included with these materials or provided to you, you can change your vote only by following your broker or nominee’s directions for doing so.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies in person or by telephone. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired Alliance Advisors LLC to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Alliance Advisors a fee of up to approximately $20,000 for its services, and we will reimburse certain out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote are represented at the meeting or by proxy.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•  “FOR” the election of Emiko Higashi, Sanjay Saraf and Eric Stang as Class II directors;

•  “FOR” the advisory vote to approve named executive officer compensation, as disclosed in this Proxy Statement; and

•  “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Abstentions and Broker Non-Votes	We treat shares that are voted “ABSTAIN” in person or by proxy as being: • present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•  entitled to vote on a particular subject matter at the Annual Meeting.

In the election of directors, any vote you make that is “ABSTAIN” for any nominee will not impact the election of that nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

For the other proposals, an “ABSTAIN” vote is the same as voting against the proposal.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Thus, if you hold your common stock through a broker, it is critical that you cast your vote if you want it to count. If you hold your common stock through a broker and you do not instruct your broker how to vote on Proposals One and Two, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to such Proposals. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Your broker will continue to have discretion to vote any uninstructed shares on Proposal Three, the Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.

Procedure for Submitting Stockholder Proposals

Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of our bylaws and the proxy rules established by the SEC.

Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2020 Annual Meeting of Stockholders must be received by us no later than November 8, 2019 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules, our bylaws establish an advance notice procedure for proposals that a stockholder wants to have included in our proxy statement relating to a meeting or to have brought before the meeting. To be timely, a stockholder proposal must be received by the Company’s Secretary/General Counsel at the principal executive offices of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our Corporate Secretary or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, Attention: Secretary/General Counsel.

Communication with the Board of Directors

Our Board of Directors may be contacted by writing to them via regular mail at Board of Directors, Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log. Unless the communication is marked “confidential,” our Secretary/ General Counsel will review, summarize and, if appropriate, draft a response to the communication. The summary and response will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications. Our Secretary/General Counsel will then forward the stockholder communication to the member(s) of our Board of Directors (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be forwarded to the addressee(s).

Annual Meeting Attendance	Members of our Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2018 Annual Meeting of Stockholders was attended by all members of our Board of Directors who were members at the time of the meeting and who intended to serve after the meeting.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089, Attention: Secretary, or ir@rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to the Investor Relations Department.

Delivery of Proxy Materials	To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at ir@rambus.com or http://investor.rambus.com, or place a collect call to the Company, at (408) 462-8000, and direct the call to the Investor Relations Department.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2019

The Notice and Proxy Statement, Annual Report to Stockholders and Form 10-K Combo

document are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

As of the date of this proxy statement, our Board of Directors is composed of seven members who are divided into two classes with overlapping two-year terms. As of the date of this proxy statement, we have four Class I directors and three Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors.

Nominees

Three Class II directors are to be elected at the Annual Meeting for a two-year term ending in 2021. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: Emiko Higashi, Sanjay Saraf and Eric Stang for election as Class II directors.

If any of these nominees is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required	The Company’s bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. The Board of Directors, after taking into consideration the recommendation of the Corporate Governance/Nominating Committee of the Board, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election. There are no cumulative voting rights in the election of directors. Stockholders as of the Record Date may vote their shares for or against some, all or none of the Class II nominees.

Information About Nominees and Other Directors

The members of our Board of Directors have deep executive and board leadership experience derived from their respective tenures as executives and directors of technology companies of various sizes. The following table contains information regarding the Class II nominees and other directors as of March 8, 2019. This information includes the specific experience, qualifications, attributes and skills that led to our Board of Directors’ conclusion that the person should serve as a director.

Incumbent Class II Director Nominees

Name	Age	Principal Occupation and Business Experience
Emiko Higashi	60	Ms. Higashi is a founder of Tohmon Capital Partners, LLC (formerly Tomon Partners, LLC), a strategy and M&A advisory firm based in San Francisco and primarily serving companies in technology- and healthcare-related fields since 2003. Ms. Higashi also serves on the boards of MetLife Insurance K.K., a subsidiary of MetLife, Inc. (NYSE), TakedaPharmaceutical Company Ltd. (TSE/NYSE) and KLA Inc. (Nasdaq), where she also serves on the Compensation Committee. Prior to Tohmon Capital Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parellaand the head of that firm’s technology M&A business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan. Ms. Higashi holds a B.A. from International Christian University in Tokyo, and an M.B.A. from Harvard Business School.

		Ms. Higashi’s experience in investment banking and finance, as a director of several publicly traded companies, and as a founder and partner of a venture capital firm, led the Board of Directors to conclude that she should serve as a director.

Sanjay Saraf	50	Mr. Saraf has served as a director since July 2018. He currently serves as the executive vice president and chief technology officer at YapStone, Inc., a global payments FinTech company, where he is responsible for product engineering, information security and product innovation. Prior to YapStone, from August 2012 to March 2017, Mr. Saraf was chief technology officer at Western Union (WU) Digital, where he led product engineering, launching peer to peer and business to business web/mobile payment products and fraud management solutions globally. Prior to WU, Mr. Saraf held various senior leadership positions for a period of over ten years at Symantec Corporation, a global leader in enterprise and consumer security products. In his most recent role at Symantec, he was vice president of eBusiness, leading a global ecommerce payments platform serving consumers in over 200 countries. Prior to his technology career, Mr. Saraf spent several years in technology management consulting firms. Mr. Saraf has won several awards, including a Premier 100 Technology Leader Award by IDG Computerworld in 2017. He holds a B.S. in Engineering from the University of Bombay and a M.S. in Engineering from the University of Wyoming.

		Mr. Saraf’s experience as chief technology officer of high technology companies, his experience in the payments and FinTech space and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Name	Age	Principal Occupation and Business Experience
Eric Stang	59	Mr. Stang has served as a director since July 2008 and has served as Chairman of the Board since March 2013. Mr. Stang currently serves as chairman, president and chief executive officer of Ooma, Inc., a cloud- based communications and connected services company that went public in July 2015. He has held the position of Chairman since December 2014 and the positions of president, chief executive officer and director since January 2009. Prior to joining Ooma, Mr. Stang served as a director, chief executive officer and president of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as chief executive officer and president of Lexar Media, Inc., a provider of solid-state memory products from 2001 to 2006 and chairman from 2004 to 2006. From September 2013 until May 2017, he served on the board of Invensense, Inc. Mr. Stang also serves on the boards of private companies. Mr. Stang holds an A.B. in Economics from Stanford University and M.B.A. from the Harvard Business School.

		Mr. Stang’s experience as chief executive officer of high technology companies, his prior experience in the memory products market and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

The Board unanimously recommends that you vote “FOR” the election to the Board of Directors of each of the nominees proposed above.

Incumbent Class I Directors Whose Terms Expire in 2020

Name	Age	Principal Occupation and Business Experience
E. Thomas Fisher	65	Mr. Fisher has served as a director since January 2015. He is currently senior vice president and chief technology officer of MapR Technologies. From June 2011 to February 2017, Mr. Fisher served as senior vice president and chief information officer (“CIO”) of Global Commercial Cloud Services at Oracle Corporation. Prior to joining Oracle, Mr. Fisher served as CIO and vice president of Cloud Computing at SuccessFactors, Inc., now SAP, from April 2009 to June 2011. Prior to joining SuccessFactors, Mr. Fisher spent seven years at Qualcomm where he served as CIO of CDMA Technologies. Before Qualcomm, he was vice president and acting chief technology officer at eBay Inc. Mr. Fisher holds a Bachelor of Arts degree from the University of North Carolina in Charlotte.

		Mr. Fisher’s experience as a technology officer of high technology companies, his experience with cloud-based products and services as well as his business and leadership experience allow him to provide strategic guidance to the Board and the Company, which led the Board of Directors to conclude that he should serve as a director.

Charles Kissner	71	Mr. Kissner has served as a director since July 2012. From April 2013 to September 2017, Mr. Kissner served as Chairman of the Board of ShoreTel Inc., a business communications systems company acquired by Mitel Networks Corporation. He joined ShoreTel as a director in April 2006. From January 2007 to February 2015, he was Chairman of Aviat Networks

Name	Age	Principal Occupation and Business Experience
		and from June 2010 to July 2011, Mr. Kissner was Chairman and CEO. From 2010 to 2015, he served on the board of Meru Networks, a technology leader in the enterprise wireless systems market. From 1995 to 2006, he served as Chairman and CEO of Stratex Networks, a global provider of wireless transmission solutions. Mr. Kissner previously was Vice President and General Manager of M/A-COM, Inc., a manufacturer of radio and microwave communications products, President and CEO of Aristacom International, a communications software company, Executive Vice President of Fujitsu Network Switching, Inc., and held a number of executive positions at AT&T (now Alcatel-Lucent). He has also served on a number of other public and private boards, as well as not-for-profit boards, such as the NPR Foundation, Angel Flight, Inc. and KQED Public Media. Mr. Kissner holds a Bachelor of Science degree from California State Polytechnic University and a Master of Business Administration degree from Santa Clara University.

		Mr. Kissner’s experience as a director and executive of wireless technology and networking companies and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Luc Seraphin	55

Mr. Seraphin is President & Chief Executive Officer. With over 20 years of experience managing global businesses, Mr. Seraphin brings the overall vision and leadership necessary to drive future growth for the company. Prior to this role, Mr. Seraphin was the senior vice president and general manager of the Memory and Interface Division, leading the development of the company’s innovative memory architectures and high-speed serial link solutions. Mr. Seraphin also served as the senior vice president of Worldwide Sales and Operations where he oversaw sales, business development, customer support and operations across the various business units within Rambus.

Mr. Seraphin started his career as a field application engineer at NEC and later joined AT&T Bell Labs, which became Lucent Technologies and Agere Systems (now Avago Technologies). During his 18 years at Avago, Mr. Seraphin held several senior positions in sales, marketing and general management, culminating in his last position as executive vice president and general manager of the Wireless Business Unit. Following this, Mr. Seraphin held the position of general manager of a GPS startup company in Switzerland and was vice president of Worldwide Sales and Support at Sequans Communications. During his career, Mr. Seraphin has advised and supported companies in both the product and IP markets. Mr. Seraphin holds a bachelor’s degree in Mathematics and Physics and a master’s degree in Electrical Engineering from Ecole Superieure de Chimie, Physique, Electronique, based in Lyon, France where he majored in Computer Architecture. Mr. Seraphin also holds an MBA from the University of Hartford and has completed the senior executive program of Columbia University.

Mr. Seraphin’s status as our chief executive officer and his record of leadership at Rambus and at various other technology companies led the Board of Directors to conclude that he should serve as director.

Name	Age	Principal Occupation and Business Experience
David Shrigley	70

Mr. Shrigley has served as a director since October 2006. He was most recently the Executive Chairman of Soil and Topography Information, Inc. Mr. Shrigley was a member of the board of Wolfson Microelectronics plc, a supplier of mixed-signal chips for the digital market, from November 2006 to December 2008, and was its chief executive officer from March 2007. He served as a general partner at Sevin Rosen Funds, a venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks, a network hardware company. Mr. Shrigley served in various executive positions at Intel Corporation, including vice president and general manager of Asia Pacific sales and marketing operations based in Hong Kong, and vice president and general manager, corporate marketing. Mr. Shrigley holds a B.S. in Business Administration from Franklin University.

Mr. Shrigley’s experience as a director and executive officer of high technology companies, his experience in the venture capital industry and his years of international business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Board of Directors Meetings and Committees

Our Board of Directors held a total of 15 meetings during 2018. During 2018, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” under the applicable NASDAQ and SEC rules: E. Thomas Fisher, Emiko Higashi, Charles Kissner, David Shrigley, Sanjay Saraf and Eric Stang.

Currently, each of the committees of our Board of Directors is composed of independent directors as follows:

	Audit Committee:	Charles Kissner (Chair) Emiko Higashi Sanjay Saraf David Shrigley

	Compensation Committee:	David Shrigley (Chair) Emiko Higashi Charles Kissner

	Corporate Governance/ Nominating Committee:	Eric Stang (Chair) E. Thomas Fisher

	Corporate Development Committee:	Emiko Higashi (Chair) E. Thomas Fisher Sanjay Saraf

Director Qualifications

Except as may be required by rules promulgated by NASDAQ or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. The Corporate Governance/Nominating Committee considers a number of factors in its assessment of the appropriate skills and characteristics of members of the Board of Directors, as well as the composition of the Board of Directors as a whole. These factors include the members’ qualification as independent, as well as consideration of judgment, character, integrity, diversity, skills, and experience in such areas as operations, technology, finance, and the general needs of the Board of Directors and such other factors as the Corporate Governance/ Nominating Committee may consider appropriate. The Corporate Governance/ Nominating Committee does not have a formal policy with respect to diversity. However, the Board of Directors and the Corporate Governance/Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Board of Directors and the Corporate Governance/Nominating Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above.

Our directors have deep executive and board leadership experience from tenures at diverse technology companies of various sizes.

	Board Member	Select Experience
	Eric Stang (2008) Non-Executive Chairman	• Currently Chairman, Pres. & CEO of Ooma, Inc. • Previously Director, CEO, and President of Reliant Technologies, CEO of Lexar Media
	David Shrigley (2006)	• Previously Executive Chairman of Soil and Topography Information, Inc., CEO and Board Member of Wolfson Microelectronics plc, and general partner at Sevin Rosen Funds
	Charles Kissner (2012)	• Previously Chairman of the Board at ShoreTel, Inc. • Previously Chairman and CEO of Aviat Networks, Stratex Networks, and Aristacom International
	Thomas Fisher (2015)	• Currently SVP and CTO of MapR Technologies • Previously SVP and CIO of Oracle, Global Commercial Cloud Services

Board Member	Select Experience
Emiko Higashi (2017)	• Currently founder and managing director of Tomon Partners • Previously co-founder and CEO of Gilo Ventures
Sanjay Saraf (2018)	• Currently EVP and CTO of YapStone, Inc. • Previously CTO of Western Union Digital
Luc Seraphin (2018) CEO	• Previously Interim CEO; SVP and GM, Memory and Interface Division; and SVP Worldwide Sales and Operations

Corporate Governance Principles

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders’ interests and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers and employees known as the Code of Business Conduct and Ethics, which is available on our website at http://investor.rambus.com/corporate-governance.cfm.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all

Section 16(a) forms they file. Based on our review of these forms, we believe that during fiscal year 2018 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, except that, due to administrative error, Charles Kissner had one late Form 4 filing.

Executive Sessions of the Independent Directors

It is the policy of the Board of Directors to have executive sessions of the independent directors at which only independent directors are present, typically in conjunction with the regularly scheduled meetings of the Board of Directors.

Committees of the Board of Directors

During 2018, our Board of Directors had four standing committees:

•  an Audit Committee,

•  a Compensation Committee,

•  a Corporate Governance/Nominating Committee, and

•  a Corporate Development Committee.

During 2018, our Board of Directors also had an ad hoc Finance Committee which held one meeting.

The following describes each standing committee, its function, its membership, and the number of meetings held during 2018.

Each of the committees operates under a written charter adopted by our Board of Directors. All of the current committee charters are available on our website at http://investor.rambus.com/corporate-governance.cfm.

Audit Committee

During 2018, the Audit Committee was composed of Emiko Higashi, Charles Kissner, Sanjay Saraf and David Shrigley, with Mr. Kissner serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and internal control over financial reporting, as well as our internal and external audits. The Audit Committee held 10 meetings during 2018. Its duties include:

•  Reviewing our accounting and financial reporting processes and internal control over financial reporting;

•  Providing oversight and review at least annually of our risk management policies, including our investment policy;

•  Retaining the independent registered public accounting firm, approving their fees, and providing oversight of communication with them;

•  Reviewing the plans, findings and performance of our internal auditors;

•  Reviewing our annual and quarterly financial statements and related disclosure documents; and

•  Overseeing special investigations into financial and other matters, as necessary.

Our Board of Directors has determined that Mr. Kissner is an Audit Committee “financial expert” and that Mr. Kissner, together with each of Ms. Higashi and Messrs. Saraf and Shrigley, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is an “independent director” under the applicable NASDAQ and SEC rules.

The Audit Committee’s role is detailed in the Audit Committee Charter, which is available on our website at http://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Compensation Committee

During 2018, the Compensation Committee was composed of Emiko Higashi, Charles Kissner and David Shrigley, with Mr. Shrigley serving as Chair. Our Board of Directors has determined that each of Ms. Higashi and Messrs. Kissner and Shrigley are independent under the rules for compensation committee independence under the applicable NASDAQ and SEC rules. The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers, including the named executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee held 15 meetings during 2018. Its duties include:

•  Annually reviewing and approving the Chief Executive Officer (“CEO”) and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, and any employment agreements, and any other benefits, compensation or arrangements, as applicable;

•  Administering our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors, including: granting stock options, performance units, stock appreciation rights, restricted stock, restricted stock units (“RSUs”) or other equity compensation to individuals eligible for such grants and amend such awards following their grant; amending the plans; and delegating to appropriate executive officers of the Company the ability to grant awards to non-executive officer employees of the Company pursuant to specific guidelines;

•  Adopting, amending and overseeing the administration of our significant employee benefits programs;

•  Reviewing external surveys to establish appropriate ranges of compensation;

•  Retaining and terminating any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approving the consultant’s fees and other terms of service, as well as obtaining advice and assistance from internal or external legal, accounting or other advisors; and

•  Conducting an annual assessment of the Company’s engagement with compensation consultants retained by the Board and/or management, as applicable, including the nature and extent of services provided, the amount of fees paid and who made or recommended the decision to retain the compensation consultants.

The Compensation Committee uses Semler Brossy Consulting Group, LLC (“SBCG”) to assist in evaluating executive and director compensation, and has determined that SBCG is an independent consultant under applicable NASDAQ rules.

A detailed description of the processes and procedures of the Compensation Committee for considering and determining executive and director compensation, including the role of SBCG, is provided in the “Executive Compensation” section of this proxy statement.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at http://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Compensation Committee Interlocks and Insider Participation	During 2018, there were no interlock relationships by our Compensation Committee members. Please see the Compensation Discussion and Analysis section of this Proxy Statement for further discussion.

Corporate Governance & Nominating Committee

During 2018, the Corporate Governance/Nominating Committee was composed of E. Thomas Fisher and Eric Stang, with Mr. Stang serving as Chair. Our Board of Directors has determined that each of Messrs. Fisher and Stang are “independent” under applicable NASDAQ and SEC rules. The Corporate Governance/Nominating Committee held 5 meetings during 2018.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

•  Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors and the selection of committee chairs;

•  Identifying best practices and recommending corporate governance principles;

•  Overseeing the evaluation of the Board of Directors; and

•  Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at http://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

Identifying and Evaluating Nominees for Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director, including those discussed in the “Director Qualifications” section of this proxy statement. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential director nominees.

Stockholders may propose director candidates for general consideration by the Corporate Governance/Nominating Committee by submitting in proper written form the individual’s name, qualifications, and the other information set forth below in “Consideration of Stockholder Nominees to the Board” to the Secretary/General Counsel of the Company. The Corporate Governance/Nominating Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Consideration of Stockholder Nominees to the Board

Stockholders may nominate directors for election at an annual meeting or at a special meeting at which directors are to be elected or re-elected, provided that the advance notice requirements for director nominations set forth in the Company’s bylaws have been met. As summarized below, this advance notice provision requires a stockholder to give timely notice of a director nomination in proper written form to Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, CA 94089, Attention: Secretary/General Counsel.

In order for a stockholder to give timely notice of a director nomination for an annual meeting, the notice must be received by the Secretary/General Counsel at the Company’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. In order for a stockholder to give timely notice of a director nomination for a special meeting at which directors are to be elected or re-elected, the notice must be received by the Secretary/General Counsel at the Company’s principal executive offices not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected or re-elected at such meeting.

To be in proper written form, a stockholder’s notice to the Secretary/ General Counsel of the Company must set forth the information required by our bylaws, which we urge you to read in full in order to understand the requirements for making a director nomination.

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Guidelines require that the Chairperson of the Board not be the CEO of the Company. In addition, while the Chairperson works closely with the CEO and other members of our management, the Chairperson is not part of management and does not have an operating or external role or responsibility. The Board of Directors considers it useful and appropriate to designate a Chairperson to act as the presiding director at Board of Directors meetings, to call and organize such meetings and manage the agenda thereof, and to manage the affairs of the Board of Directors, including ensuring that the Board of Directors is organized properly, functions effectively, and meets its obligations and responsibilities. The Chairperson also acts as the principal contact for the CEO and other members of the Board of Directors and management, as appropriate, for matters requiring the attention of the full Board of Directors. We believe that this leadership structure is appropriate given the attention, time, effort, and energy that the CEO is required to dedicate to his position in the current business environment, and the high level of commitment required to serve as our Chairperson. The Board of Directors plays an integral role in our risk oversight processes.

The Board of Directors meets regularly to receive reports from its committees, as well as from management with respect to areas of material risk to the Company, including legal, operational, financial and strategic risks. In addition, the Audit Committee oversees and reviews at least annually our risk management policies, including our investment policies.

Transactions with Related Persons	None.

Review, Approval or Ratification of Transactions with Related Persons

Our directors and executive officers are subject to our Code of Business Conduct and Ethics, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of the Company, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Chief Financial Officer. For directors and executive officers, such related party transaction then must be reviewed and approved in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, each director and officer is required to complete a Director and Officer Questionnaire on an annual basis and upon any new appointment, and provide quarterly updates, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under applicable NASDAQ and SEC rules.

Corporate Development Committee

During 2018, the Corporate Development Committee was composed of E. Thomas Fisher, Emiko Higashi, Sanjay Saraf and Michael Farmwald in his capacity as a board member emeritus, with Ms. Higashi serving as Chair. The Corporate Development Committee held 2 meetings during 2018. The duties of the Corporate Development Committee are to:

•  work with management to review and consider potential strategic transactions that are consistent with our growth strategy;

•  review and advise management with respect to our growth strategy; and

•  act as the liaison to the Board of Directors in connection with the Committee’s and management’s activities in this regard.

The Corporate Development Committee’s role is detailed in the Corporate Development Committee Charter which is available on our website at http://investor.rambus.com/corporate-governance/governance-documents/default.aspx.

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to provide an advisory vote to approve the compensation of our named executive officers, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures as described in this Proxy Statement. The Company currently holds such an advisory vote annually, and this proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Please see the Compensation Discussion and Analysis section of this Proxy Statement, the compensation tables and the narrative disclosures that accompany the compensation tables for greater detail about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.

We believe that our overall compensation program and philosophy support and help drive the Company’s long- term value creation, business strategy and operating performance objectives. We are again asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

While this say-on-pay vote is advisory and does not bind the Company to any particular action, the Board of Directors and the Compensation Committee value your opinion. Accordingly, the Board of Directors and the Compensation Committee will consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

Approval of this resolution requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL THREE:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2019.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers

PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2018 and December 31, 2017 are as follows:

	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2017
Audit Fees (1)	$1,766,694	$1,913,430
Audit-Related Fees (2)	$215,700	$436,300
Tax Fees (3)	$179,789	$52,339
All Other Fees (4)	$3,300	$3,300

Total Fees	$2,165,483	$2,405,369

(1)

Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of the effectiveness of internal control over financial reporting and statutory audits in fiscal 2018 and 2017 are included under “Audit Fees.”

(2)	Audit-Related Fees consist of fees related to work performed around the new revenue recognition standard.
(3)	Tax Fees primarily relate to tax compliance, tax study, and technical tax advice in both years presented.
(4)

All Other Fees consist of fees for products and services other than the services described above. During fiscal 2018 and fiscal 2017, these fees related to license PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit- related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2019 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 110,030,515 shares of our common stock outstanding as of February 28, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 28, 2019. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rambus Inc., 1050 Enterprise Way, Suite 700, Sunnyvale, California 94089. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Group of Beneficial Owners	Number of Shares Beneficially Owned	Equity Awards Exercisable/ Vesting in 60 days	Percentage of Shares Beneficially Owned %
BlackRock, Inc (1)	15,874,559	—	14.4
The Vanguard Group (2)	8,905,645	—	8.1
Waddell & Reed Financial (3)	8,654,920	—	7.9
Dimensional Fund Advisors (4)	5,909,106	—	5.4
Luc Seraphin	296,304	37,951	*
Rahul Mathur	189,082	63,043	*
Jae Kim	131,728	43,324	*
E. Thomas Fisher	39,148	40,000	*
Emiko Higashi	25,902	18,333	*
Charles Kissner (5)	75,070	40,000	*
Sanjay Saraf	14,110	—	*
David Shrigley (6)	46,455	—	*
Eric Stang (7)	88,337	—	*
All current directors and executive officers as a group (9 persons)	906,136	242,651	1.0

*	(Less than 1%)
(1)

Based on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on January 31, 2019, BlackRock, Inc., in its capacity as a parent holding company, has sole voting power with respect to 15,631,163 shares and sole investment power with respect to 15,874,559 shares reported as beneficially owned. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(2)

Based on information reported by The Vanguard Group on Schedule 13G/A filed with the SEC on February 12, 2019, The Vanguard Group, in its capacity as investment advisor, has sole voting power with respect to 105,475 shares, shared voting power with respect to 14,800 shares, sole investment power with respect to 8,794,070 shares and shared investment power with respect to 111,575 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Based on information reported by Waddell & Reed Financial, Inc. on Schedule 13G/A filed with the SEC on February 14, 2019, the shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company (“IICO”), an investment advisory subsidiary of Waddell & Reed Financial, Inc. (“WDR”) or Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisory subsidiary of Waddell & Reed, Inc. (“WRI”). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company (“WRFSI”). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. WDR has shared voting and investment power with respect to 8,654,920 shares reported as beneficially owned. The address for these entities is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(4)

Based on information reported by Dimensional Fund Advisors LP. on Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP., in its capacity as an investment advisor, has sole voting power with respect to 5,598,808 shares and sole investment power with respect to 5,909,106 shares reported as beneficially owned. The address for Dimensional Fund Advisors is Building 1, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Includes 41,723 shares held under an LLC for which Mr. Kissner serves as owner.
(6)	Includes 4,300 shares gifted to a foundation for which Mr. Shrigley serves as principal.
(7)	Includes 74,227 shares held in trust for which Mr. Stang serves as a trustee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation program in effect for our named executive officers (“NEOs”) who consist of the following executive officers:

•	Luc Seraphin, Chief Executive Officer and President;

•	Rahul Mathur, Senior Vice President, Finance and Chief Financial Officer; and

•	Jae Kim, Senior Vice President, General Counsel and Secretary.

Our CD&A will also include discussion and items related to two former executive officers:

•	Ronald Black, former Chief Executive Officer and President; and

•	Laura Stark, former Senior Vice President, GM, Emerging Solutions.

Except where noted, references in our CD&A to NEOs include references to Mr. Black and Ms. Stark during their time as executive officers.

Our CD&A is organized as follows: (i) Executive Summary, (ii) 2018 Advisory Vote on Executive Compensation and Other Stockholder Engagement, (iii) Our Compensation Philosophy — Pay for Performance, (iv) NEO Compensation Process, (v) Components of NEO Compensation, (vi) 2018 CEO Transition, (vii) Fiscal 2019 Executive Compensation, and (viii) Other Policies and Elements of NEO Compensation.

Executive Summary

CEO Transition

During June 2018, the Rambus Board terminated the employment of our former CEO, Ronald Black. Mr. Black received no separation pay from the Company and forfeited all unvested outstanding equity awards in connection with and as a result of his termination. The Board then appointed Luc Seraphin, the then Senior Vice President & General Manager, Memory and Interfaces Division, as interim CEO of the Company, effective immediately while the Board commenced a formal search to identify a new CEO for the Company. After an exhaustive search involving several external finalist candidates, Mr. Seraphin was identified as the best choice to lead Rambus. Additionally, the Company had made notable progress during Mr. Seraphin’s tenure as Interim CEO. Accordingly, Mr. Seraphin was appointed President and CEO of Rambus by the Board effective October 25, 2018.

Executive Compensation Highlights

Our compensation programs are designed to align compensation with business objectives and Company financial performance. The objectives of our executive compensation program are to attract, retain, motivate, and reward executives in order to enhance the long-term profitability of the Company, foster stockholder value creation, and align executives’ interests with those of our stockholders. The Compensation Committee reviews executive compensation levels annually and seeks to reward executives for performance of achievement against corporate, business unit, department and individual goals. In its annual executive compensation review, the Compensation Committee also relies on compensation survey and peer company data and considers a balance between pay for performance and retention of executives in a competitive labor market. The items below highlight key components of our executive compensation program and philosophy in fiscal 2018.

•

We made significant changes to our 2018 compensation programs to better align with best practices and respond to extensive stockholder outreach and feedback following our Say on Pay votes in April 2017 and April 2018.

•

As a result of our discussions with stockholders during fiscal 2017 and early 2018, our 2018 and beyond performance-based equity compensation awards are robustly aligned with stockholder interests in that they vest only after meeting challenging targets for compound annual growth in revenue over a three-year period and are further modified by total stockholder return over the same period.

•

As a result of our discussions with stockholders during late fiscal 2017 and early fiscal 2018, the compensation of our new CEO was evaluated against current market survey data and analysis of internal pay equity, resulting in more modest CEO market positioning and compensation.

•

Our compensation mix is weighed more heavily toward performance-based compensation. Approximately 80% of our current CEO’s total target compensation, and on average, approximately 75% of our other NEOs’ total target compensation was subject to our financial and/or share price performance in 2018.

•

To further align executive compensation with stockholder interests, approximately 80% of our former CEO’s target long-term equity incentive awards and 60% of our 2018 NEOs’ (including our current CEO’s) target long-term equity incentive awards consisted of performance units as described below.

•

Our annual incentive compensation program (“Corporate Incentive Plan” or “CIP”) is robustly aligned with Company performance. Our CIP program is funded based on the achievement of an objective performance target of pro-forma operating income.

•

During 2018 we exceeded a more rigorous performance target of $133M in pro-forma operating income, relative to the 2017 goal of $117M and actual performance of $124M, by achieving pro forma operating income of $135M, resulting in 101% CIP pool funding.

•

The Compensation Committee believes that the executive compensation program at Rambus is a multi-year process and continues to work to ensure that the program attracts, retains, motivates and rewards executives in order to enhance the long-term profitability of the Company, fosters stockholder value creation, and aligns executives’ interests with those of the Company’s stockholders.

•

We maintained high governance standards in our executive compensation practices, including best practices with respect to minimum equity ownership guidelines, perquisites, compensation recovery (clawback) and independent compensation committee advisors. See “Other Policies and Elements of NEO Compensation” below.

Summary of Corporate Governance and Compensation Practices

The chart below summarizes our corporate governance and compensation practices:

Corporate Governance	Compensation
✓ Currently, six of our seven directors are independent, bringing diverse perspectives from various high performing technology companies	✓ Strong link between pay and performance
✓ Board is led by an independent Non-Executive Chairperson	✓ A significant portion of our CEO and NEO target compensation is subject to financial and/or share price performance
✓ Thoughtful approach to balanced Board refreshment	✓ Generally, no perquisites provided to NEOs that are not available to broad employee population
✓ Regular review of succession plans for CEO and other senior executives	✓ Maintain robust stock ownership guidelines, with 50% after-tax share retention until requirements met

Corporate Governance	Compensation
✓ Thorough annual review of compensation program with short and long-term strategic goals	✓ All employees and directors prohibited from engaging in hedging transactions in Rambus shares
✓ Independent Compensation Consultant

✓  Right to reduce or withhold future compensation based on required restatement or adjustment, and to determine extent to which recovery of prior compensation (clawback) may be pursued in event of fraud

✓ Annual oversight on company risk management policies, including investment, legal, operational, financial, and strategic risks	✓ Outstanding equity awards may vest upon “double-trigger” termination in event of a change in control, designed to promote stability and retention of senior management
✓ Robust and ongoing stockholder engagement strategy	✓ Annual advisory vote from stockholders to approve executive compensation
✓ Conduct a thorough annual risk assessment of our compensation programs

Summary of Practices in Which We Do Not Engage

Below is a summary list of corporate governance and compensation practices in which the Company does not engage:

•	All employees and directors are prohibited from engaging in hedging transactions in Rambus shares

•	No excessive benefits or perquisites for our executives

•	We do not provide tax gross ups related to a change in control

•	No repricing of underwater stock options

Summary of Our Business Performance

Over the past several years, Rambus has transitioned from a pure IP licensing model to one that delivers increasing value to the market through products, such as chips, customizable IP cores, and software and services. In line with our growth strategy, we acquired four businesses in 2016 in the fields of mobile payments, smart ticketing, memory buffer chips and SerDes IP cores, and continued to integrate those businesses in fiscal years 2017 and 2018. In fiscal 2018, we also continued to execute on our traditional patent licensing business by signing key licensing agreements with Broadcom, NVIDIA, Micron, IBM, Infineon and others, demonstrating our ability to extend our partnerships beyond the DRAM industry.

Below are business and financial highlights from fiscal 20181:

•	Record server DIMM chip revenue of $36M

•	Record IP cores revenue with wins at Tier 1 data center and communications customers

•	Annual ASC 606 Revenue $231.2M; ASC 605 Revenue of $401.1M, up 6% year over year excluding the divestiture of our lighting division

•	Annual non-GAAP ASC 606 EPS loss ($0.06); Annual non-GAAP ASC 605 EPS of $0.92, up 35% year over year

•	Cash from operations of $87.1M

•	Returned value to stockholders in the form of $50M in share repurchases

[1]

To supplement our Consolidated Financial Statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including pro forma operating income. For a reconciliation of the non-GAAP measures used in this CD&A, please see our fourth quarter and fiscal year 2018 financial results release dated January 28, 2019. For purposes of the following financial highlights, Rambus has included financial results under ASC 606 along with results that would have been applicable under ASC 605. The ASC 605 information should be considered in addition to, not as a substitute for, nor superior to, or in isolation from, the financial information prepared in accordance with ASC 606. Rambus notes that this presentation allows a more relevant comparability with prior results, which were all reported under ASC 605. See also Rambus Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed February 22, 2019.

2018 Advisory Vote on Executive Compensation and Other Stockholder Engagement

At our 2018 annual meeting of stockholders, we obtained approximately 48% of the votes cast and therefore we did not obtain stockholder approval concerning the advisory vote on executive compensation. This result, as well as our 2017 annual meeting result for the advisory vote on executive compensation, was well below our desired level and sent a strong message to the Company. During the past twenty-four months, we have engaged in significant stockholder outreach and made meaningful changes to our executive compensation programs to better align our compensation practices with leading market practices and what we believe to be in the best interest of our stockholders and the long-term sustainability of the Company. During our 2017-2018 campaign and during our 2018-2019 campaign, we have held ongoing discussions with stockholders representing approximately 70% of our total shares outstanding. Following our 2017-2018 discussions with stockholders, we were able to implement several compensation design changes. The majority of these changes took effect for fiscal 2018. We continued to engage with stockholders on the topic of executive compensation during the fall of 2018 and early 2019 and have further revised our executive compensation program to better align pay for performance. The table below shows the most important feedback that we received from our stockholders and how we have responded. We will hold say-on-pay votes annually, as approved by our stockholders in a non-binding advisory vote at our 2017 annual meeting. We are holding a say-on-pay vote at the 2019 annual meeting and intend to do so again at our 2020 annual meeting.

We continue to take stockholder feedback seriously, and we acknowledge our long-term commitment to continuing to improve our pay programs to align pay and performance, and to support the Company’s strategic efforts.

Summary of Fiscal 2018 Stockholder and Proxy Advisor Concerns

Stockholder Concerns	Proxy Advisor Concerns
• Requested additional disclosure around how CEO pay levels are determined and the go-forward CEO target compensation levels	• Concerned that short term cash incentive awards granted from a formulaic bonus pool could be largely discretionary

• Strong preference to adjust long-term performance unit awards to a three-year performance measurement period versus a one-year period	• Critical of the disconnect between pay and performance
• Recommended a relative metric in the long-term performance unit award	• Concerned that long-term performance unit goals were not set with enough rigor

• Recommended an increase in the weighting of performance units (as a percentage of the overall long-term incentive program)	• Concerned that the former CEO received a sizeable special equity award, with multiple ways of meeting performance targets (i.e., CAARG and stock price growth)
• Recommended providing additional disclosure around how incentive compensation goals and payouts are determined	• Described the Committee’s intention to benchmark the former CEO’s pay at the 75th percentile as problematic

Key Changes to our Compensation Program as a Result of Stockholder and Proxy Advisory Concerns

Action Taken	Rationale
Re-evaluated compensation philosophy with new CEO

✓  New CEO compensation was evaluated against current market survey data and analysis of internal pay equity, resulting in more modest CEO compensation and CEO compensation in line with the market median for a new CEO

Extended performance period to 3-yrs for performance units; added a relative TSR modifier component

✓  Provides a framework that encourages outstanding financial results and stockholder returns

✓  Aligns with Rambus’ ongoing transformation and growth strategy

✓  Creates more distinction between the annual and long-term incentive plans

Increased weighting of performance units for CEO and other NEOs

✓  Increases the alignment between pay and performance

✓  Increased weighting from 50% to 60% of total target long-term incentive for the current CEO for 2019

✓  Increased weighting from 40% to 50% of total target long-term incentive for NEOs for fiscal 2019

✓  Discontinued the use of stock options for CEO and NEOs for fiscal 2019

Revised peer group industry selection criteria

✓  Broadened the peer group to include companies in system software, semiconductor products, tech. licensing and patent licensing to cover more of the markets where Rambus competes

✓  Committed to additional peer group changes during 2018 to be effective 2019 to better align industry size of peers

Added additional disclosure on goal-setting, focused on linking pay decisions to strategic execution	✓ Enhanced disclosure around how goals are set, and how goals support Rambus’ strategy ✓ Added disclosure showing how the Company’s actual results led to the incentive payouts
Continued Increased stockholder outreach

✓  We continue to actively engage with and seek feedback from investors and proxy advisors, ensuring our compensation programs align with best practices. We believe that open dialogue with our stockholders is critical to our success, and the Board takes such feedback very seriously

In addition to the changes presented above, the Company continues to ensure that our executive compensation policies and practices align with leading corporate governance policies.

Our Compensation Philosophy — Pay for Performance

Our compensation programs are designed to align compensation with business objectives and Company financial performance. The objectives of our executive compensation program are to attract, retain, motivate, and reward executives in order to enhance the long-term profitability of the Company, foster stockholder value creation, and align executives’ interests with those of our stockholders. The principal components of our annual executive compensation program in 2018 were base salary, annual cash incentive awards and long-term equity incentive awards.

A substantial portion of our executive’ total compensation is variable and dependent on Company and individual performance. In fiscal 2018, approximately 67% of our current CEO’s, and on average 55% of our NEOs’ total target compensation was subject to stock price performance.

Below is a chart showing target variable versus fixed pay and target annual versus long-term pay for our current NEOs, including our current CEO, for 2018:

		Element	Approximate Weighting (% of target pay)	Characteristics
Fixed Pay	Annual	Salary	CEO: 20% Other NEO: 25%	Provides a competitive level of annual compensation to attract and retain executives with the skills and experience necessary to lead Rambus
Variable Pay		Annual Incentive (CIP)	CEO: 20% Other NEO: 20%	Based on pro-forma operating income adjusted by licensing billings; payouts range from 0% to 200%; complements long-term focus on revenue growth
	Long-Term	Stock Options	CEO: 10% Other NEO: 12%	6-month cliff vesting followed by ratable vesting over remaining 4 years; links pay directly to stockholder experience with potential value to the executive only with increases in the Company’s share price
		Restricted Stock	CEO: 25% Other NEO: 21.5%	4-year ratable vesting; addresses our retention objectives; reinforces a strong ownership culture and further aligns the interests of executives and stockholders
		Performance Units	CEO: 25% Other NEO: 21.5%	3-year performance period, based on Customer Licensing Income (“CLI”), with a +/- 25% relative TSR (versus peer group) modifier, payouts range from 0% to 200%, focuses our executives and drives long-term performance

NEO Compensation Process

The Role of the Compensation Committee

The Compensation Committee is responsible for determining and approving CEO compensation, approving compensation recommendations for NEOs, recommending to the Board changes to the non-employee director compensation program, approving the overall levels of equity to be granted each year, and determining the amount of funding that will be available for CIP, among other duties expressed in its charter. The compensation decisions are based on numerous inputs and independent advice, as laid out below.

In performing these duties, the Compensation Committee evaluates the performance of the CEO, and reviews and evaluates the existing NEO compensation programs. The Compensation Committee has the authority to obtain advice and assistance from internal or external compensation consultants, attorneys, accountants and other advisers. The Board of Directors annually evaluates the independence of its members and has determined that each non-executive member of the Board of Directors satisfies the relevant criteria for independence.

The Compensation Committee considers multiple factors to ensure that compensation packages are consistent with our pay for performance philosophy and that we remain competitive in the market for talent. Important factors considered in these decision-making processes included Company performance, individual leadership and performance assessments, market compensation levels, job scope, individual skills and experience, the relative importance of the individual’s role, internal pay equity, historical pay levels and equity holdings.

The Board of Directors completed an annual comprehensive performance assessment of the NEOs and conducted a review of the CEO’s performance. This assessment included an evaluation of pre-established strategic objectives and review of direct feedback from managers, peers and subordinates. The Compensation Committee also held an annual joint meeting with the full Board of Directors to review and discuss Company leadership development, performance objectives and emergency and long-term succession planning.

The Role of the Independent Compensation Consultant

During 2018, the Compensation Committee continued to retain Semler Brossy Consulting Group, LLC (“SBCG”) to assist in evaluating executive and director compensation. In addition, SBCG prepared materials and analyses for the Compensation Committee on CEO compensation, including both Mr. Black’s fiscal 2018 compensation, as well as Mr. Seraphin’s interim CEO compensation and CEO promotion compensation. The Compensation Committee reviewed and approved both Mr. Black’s compensation and Mr. Seraphin’s compensation, and neither Mr. Black nor Mr. Seraphin was present for any voting or deliberations regarding their compensation. SBCG reports directly to the Compensation Committee and works collaboratively with management and the Compensation Committee. Pursuant to SEC rules, the Compensation Committee has assessed the independence of SBCG, and concluded that no conflict of interest exists that would prevent SBCG from independently representing the Compensation Committee. SBCG does not perform other services for the Company and will not do so without the prior consent of the Compensation Committee. SBCG regularly meets with the Compensation Committee outside the presence of management.

The Role of Management

Each year, the CEO and the head of Human Resources present to the Compensation Committee annual performance reviews and compensation recommendations for the then-current NEOs, excluding the CEO. Evaluation of CEO performance and compensation is determined by the Compensation Committee without the presence or consultation of the CEO. Management personnel work with SBCG to prepare compensation information and assessments for the Compensation Committee’s consideration.

In addition, the Compensation Committee also determines the amount of funding available for our CIP pool. Our CEO then allocates this funding based on a measurement of each NEO’s achievement levels against specific performance milestones in relation to the Company’s overall performance targets and recommends a specific CIP award for each NEO other than himself. The Compensation Committee reviews and assesses the CEO’s proposed CIP award for each NEO.

Peer Group Comparisons

Each year, SBCG, together with senior members of our Human Resources department, defines and assesses the appropriateness of a group of similarly situated companies, referred to as the Compensation Peer Group, for purposes of assisting the Compensation Committee to determine whether the total compensation opportunity available to our NEOs is appropriate and competitive.

As Rambus has refocused to deliver value in high growth markets through innovative product portfolios and supporting IP development, it has become increasingly difficult to select suitable peer companies. Rambus’ addition of end-user markets such as data center and mobile edge business technologies, and expansion into new areas, such as Internet of Things (IoT), device security and smart transport make it an increasingly unique company.

The Compensation Committee reviews the Company’s peer group annually to ensure that the group remains appropriate, by size and business fit. The Compensation Peer Group for fiscal year 2018 compensation was approved by the Compensation Committee in July 2017 and consisted of 14 companies selected based on a number of key attributes, including revenue, technological complexity, industry and business characteristics, market capitalization and number of employees. Appearing below is the Company’s fiscal year 2018 peer group as determined by the Compensation Committee.

The fiscal year 2018 peer group spans system software, semiconductor products, technology licensing and patent licensing sectors, as shown below:

In addition, the Compensation Committee reviews Radford survey data, including a broad range of industry competitors to supplement the peer group information. The survey was selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Rambus.

During July 2018, the Compensation Committee made further changes to the Company’s peer group aimed at better positioning Rambus in terms of relative size by revenue, with such change to be effective for fiscal 2019. Accordingly, Dolby Laboratories and Integrated Device Technology, the Company’s two largest peers, were removed for fiscal year 2019, and Neophotonics, Ambarella, Nanometrics and Rudolph Technologies, were added to the peer group, given their relative size in revenue.

2019 Peers

Ambarella, Inc.	MaxLinear, Inc.	Power Integrations Inc.
Bottomline Technologies, Inc.	M/A-Com Technology Solutions	Rudolph Technologies, Inc.
Inphi Corporation	Monolithic Power Systems	Semtech Corporation
InterDigital, Inc.	Neophotonics Corp.	Silicon Laboratories Inc.
Lattice Semiconductor Corporation	Nanometrics, Inc.	Universal Display Corp.
Xperi Corp

Components of NEO Compensation

The Company’s fiscal year 2018 executive compensation program consisted of the following components:

		Element	Purpose	Design	Fiscal Year 2019 Design
Fixed Pay	Annual	Salary	Attract and retain top talent, capable of delivering superior performance	Fixed compensation, payable in cash	No design changes
Variable Pay		Annual Incentive (CIP)	Motivate and reward NEOs for achieving annual financial and business objectives	Short-term cash incentive compensation based on Operating Income adjusted by Licensing Billings; payouts range from 0% to 200%	No design changes
	Long-Term	Stock Options	Encourage the achievement of superior results over the long- term	Six-month cliff vesting followed by ratable vesting over the remaining four years	No options awarded for fiscal 2019
		Restricted Stock Units		Four-year ratable vesting	Weighting reduced for CEO to 40% of LTI award and increased for other NEOs to 50% of LTI awards
		Performance Units		Three-year performance period, based on Customer Licensing Income, with +/-25% relative TSR modifier; payouts range from 0% to 200%	Weighting changed to 60% of LTI award for current CEO and 50% of LTI award for other NEOs

Annual Base Salary

For 2018, the Compensation Committee approved increases in base salary for Mr. Seraphin to reflect individual performance and a review of market compensation levels. Mr. Seraphin also received a base salary increase upon his promotion to Interim CEO and then again upon his promotion to CEO to reflect individual performance, increased responsibilities and market compensation levels. During 2018, Messrs. Mathur and Kim also received increases to their base salaries, reflecting individual performance, increased responsibilities and a review of market compensation levels. Prior to their departures, as a matter of normal course, Ms. Stark also received an adjustment to base salary based on individual performance and a review of market compensation levels, but Mr. Black did not, primarily based on market compensation data and the Compensation Committee’s desire to place more emphasis on performance compensation. The following shows the NEOs base salary amounts for 2018, including the percentage change from the prior fiscal year:

	2018 Base Salary	2017 Base Salary	Percentage Change
Executive Officers:
Luc Seraphin [1]	$331,520	$320,000	3.6%
Rahul Mathur	$341,880	$330,000	3.6%
Jae Kim	$341,880	$330,000	3.6%

Former Executive Officers:
Ronald Black	$555,000	$555,000	0%
Laura Stark	$336,700	$325,000	3.6%

[1]

Mr. Seraphin was promoted to Interim CEO June 28, 2018 and to CEO effective October 25, 2018. Upon his promotion to Interim CEO, Mr. Seraphin’s salary was increased to $400,000 per annum; and upon his promotion to CEO, his salary was increased to $550,000 per annum. See also “EXECUTIVE COMPENSATION TABLES—Summary Compensation Table.”

Annual Cash Incentive Compensation — Corporate Incentive Plan (CIP)

Given the continued evolution of our compensation programs and changes in accounting rules effective for 2018, we made design changes to our fiscal 2018 CIP program.

Effective January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers in Accounting Standards Codification Topic 606 (“ASC 606”), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition (“ASC 605”). While the Company has seen the adoption of ASC 606 materially impact the timing of revenue recognition for its fixed-fee intellectual property licensing arrangements, the Company has not experienced a material impact on its cashflow from operations or the underlying financial position of the Company. Under the new accounting rules, while it is likely that the Company’s reported revenue will be more volatile, the Company does not expect changes to the timing of billings or cash collection from its licensing arrangements.

Consistent with previous years, the Company’s fiscal year 2018 CIP program was based on the achievement of an objective performance goal of pro-forma operating income. The Company believes this measure provides a meaningful measure of core financial performance that promotes growth and cost discipline. Pro-forma operating income is a non-GAAP measure that consists of GAAP operating income, adjusted for stock-based compensation expense, amortization expense, certain acquisition related expenses, retention bonuses, restructuring expenses, impairment charges, non-cash interest expense and certain other one-time or extraordinary expenses or credits. Other one-time or extraordinary expense or income items may be excluded from pro-forma operating income as determined by the Compensation Committee.

In addition, to compensate for the recent changes in accounting rules, the fiscal year 2018 CIP achievement metric of pro forma operating income was also adjusted for Customer Licensing Income (“CLI”). CLI represents the Company’s reported financial results adjusted for licensing billings. Licensing billings is an operational metric that reflects amounts invoiced to the Company’s patent and technology licensing customers during the period. For example, for fiscal year 2017, licensing billings was consistent with the royalties revenue amount reported under ASC 605, though there were timing differences on a quarterly basis. As the adoption of ASC 606 was thought to materially impact the timing of revenue recognition for the Company’s fixed-fee intellectual property and minimum guarantee licensing arrangements, implementing the use of the licensing billings metric as a substitute for royalty revenue in the Company’s fiscal year 2018 CIP and performance unit programs, provided a measure comparable to prior periods that more closely matched the Company’s cash from operations, and provided meaningful profitability metrics.

For 2018, the Compensation Committee approved an increase in CIP targets for Messrs. Seraphin, Mathur and Kim on the Compensation Committee’s assessment of individual performance, responsibilities and market compensation levels. The Compensation Committee also approved an increase in CIP target percentage (100%) for Mr. Seraphin upon his promotion to Interim CEO to reflect individual performance, increased responsibilities and market compensation levels and determined that his CIP target percentage (100%) should remain at such level for the remainder of 2018 upon his promotion to CEO. Prior to their departures, as a matter of normal course, the Compensation Committee also approved adjustments to CIP targets for Mr. Black and Ms. Stark, choosing to reduce Mr. Black’s CIP target percentage and slightly increasing Ms. Stark’s CIP target percentage to reflect individual performance and market compensation levels. The following table shows the 2018 CIP targets relative to 2017 CIP targets for our NEOs:

	2018 CIP Target		2017 CIP Target
	2018 CIP Target	% of Base Salary	2017 CIP Target	% of Base Target
Executive Officers:
Luc Seraphin [1]	$550,000	100%	—	—
Rahul Mathur	$300,000	88%	$270,000	82%
Jae Kim	$300,000	88%	$270,000	82%

Former Executive Officers:
Ronald Black	$666,000	120%	$721,500	130%
Laura Stark	$325,000	97%	$310,000	95%

[1]

Mr. Seraphin was promoted to Interim CEO June 28, 2018 and to CEO effective October 25, 2018. Mr. Seraphin’s target bonus as CEO, effective October 25, 2018 through December 31, 2018, was $550,000. Mr. Seraphin’s target bonus for the period in which he served as interim CEO was $400,000. Mr. Seraphin’s target bonus for the period from the beginning of fiscal year 2018 through his appointment as interim CEO was $330,000.

To align payouts with Company performance, CIP funding can range from 0% to 200% of target. In accordance with the plan, our 2018 CIP funding was measured at mid-year based on estimated expectations of the full year’s achievement against the performance target. The measurement resulted in a progress payment toward the full year target payment. Final payments for fiscal 2018 reflected actual Company performance in 2018, net of the mid-year progress performance payment. The 2018 performance targets and results of pro-forma operating income were as follows:

Target	Actual Performance	CIP Funding
$133M	$135M	101%

Despite a more challenging 2018 CIP performance target of $133M, relative to the 2017 goal of $117M and actual performance of $124M, the Company achieved pro forma operating income of $135M, resulting in 101% CIP pool funding.

Individual CIP payouts for NEOs may vary based on an assessment of individual performance relative to corporate goals and metrics. During 2018, our NEOs participated in the 2018 CIP for their annual cash incentive compensation on the same terms as other participants, and payouts to our current NEOs were based on the same percentage of CIP pool funding (101%).

	2018 CIP Payout
	2018 CIP Payout	% of Base Salary
Executive Officers:
Luc Seraphin	$397,211	101%
Rahul Mathur	$310,000	103%
Jae Kim	$310,000	103%

Former Executive Officers [1]:
Ronald Black	$0	0%
Laura Stark	$0	0%

[1]	Neither Mr. Black, nor Ms. Stark received a CIP payment for fiscal 2018, as they were not employed by the Company on the dates of payment and therefore were not eligible.

Long Term Equity Incentive Compensation

Our equity incentives encourage the achievement of superior results over time and align the interests of our executive officers and stockholders because the value of the equity incentives is based on the price of the Company’s stock. Our equity awards are subject to vesting provisions to encourage executive officers to remain employed with us. To determine annual equity awards with respect to a completed fiscal year, the Compensation Committee reviews each then-current NEO’s performance and contribution during such year, as well as current market information, external competitive circumstances, overall ownership and vesting schedules of existing equity held by the NEO.

2018 Equity Awards

NEO annual equity awards granted in February 2018 represented a mix of stock options, RSUs and performance units as an incentive for share price growth and financial performance as shown below.

	Performance Units	Restricted Stock Units	Stock Options
Then Current CEO	60%	20%	20%
Then Current NEOs	40%	40%	20%

The Compensation Committee determined that the program should be designed such that 80% of the value of the equity awards (options and performance units) granted to our then current Chief Executive Officer in February 2018 (Mr. Black) would be subject to both the risk of the Company’s financial and stock performance and 60% of the value of the equity awards (options and performance units) granted to our other NEOs in February 2018 should be subject to both the risk of the Company’s financial and stock performance.

The following table is a summary of equity awards (in number of shares) granted during February 2018 to our then-current CEO and NEOs. For the dollar values associated with such grants, please see the Summary Compensation Table.

	PSU Grant at Target	RSU Grant	Option Grant
Executive Officers:
Luc Seraphin	26,304	26,304	49,537
Rahul Mathur	23,535	23,535	44,323
Jae Kim	22,150	22,150	41,716
Former Executive Officers:
Ronald Black	173,438	57,813	217,755
Laura Stark	20,766	20,766	39,108

2018 Performance Units

As a result of our stockholder engagement during fiscal 2017 and fiscal 2018 and the continued planned evolution of our compensation programs, we made significant design changes to our fiscal year 2018 performance units.

In fiscal 2018, the Company granted to its NEOs performance units with a three-year performance period that vest in full upon the completion of such performance period. The performance units vest based upon the achievement of Customer Licensing Income (“CLI”) compound annual growth over the performance period. The initial payout will then be modified +/-25% based on the Company’s TSR ranking relative to its compensation peer group.

Compound annual CLI growth of 5% results in 50% of target payout. Each additional 1% compound annual growth results in 10% of the target number of performance units vesting, up to a maximum of 160% of target performance units at 16% compound annual growth. If compound annual CLI growth is below 5%, the performance units are forfeited. At the end of the performance period, if Rambus’ TSR is in the top third of the peer group, the payout number of shares will be multiplied by 125%; middle third performance will have no additional impact on payout, and bottom third performance will have a negative 25% impact.

Please see the chart below for an illustrative example.

CLI Annual Growth Rate	CLI Payout Result	Range of Potential Payouts after Relative TSR Modifier
<5%	0%	0%
5%	50%	38%-63%
10%	100%	75%-125%
16%	160%	120%-200%
>16%	160%	120%-200%

Below is an illustration of performance unit vesting (in number of shares) at target and at maximum for our CEO and NEOs:

	PSU Vesting at Threshold	PSU Vesting at Target	PSU Vesting at Maximum
Executive Officers:
Luc Seraphin	13,152	26,304	52,608
Rahul Mathur	11,768	23,535	47,070
Jae Kim	11,075	22,150	44,300

Former Executive Officers [1]:
Ronald Black	86,719	173,438	346,876
Laura Stark	10,383	20,766	41,532

[1]

Neither Mr. Black, nor Ms. Stark received or will receive any vesting for 2018 performance shares, as they are no longer employed by the Company and therefore such awards have been forfeited and cancelled.

A measurement of the annual CLI growth rate for 2018, the first of three years to be measured for the 2018 PSUs, was 5%.

2018 CEO Transition

As previously disclosed, during June 2018 the Rambus Board terminated the employment of our former CEO, Ronald Black. Mr. Black received no separation pay in connection with his termination and forfeited all outstanding unvested equity awards. The Board appointed Luc Seraphin, then Senior Vice President & General Manager, Memory and Interfaces Division, as interim CEO of the Company effective immediately while the Board commenced a formal search to identify a new CEO. After an exhaustive search involving several external finalist candidates, Mr. Seraphin, who had been performing well as interim CEO, was identified as the best choice to lead Rambus and was appointed President and CEO by the Board effective October 25, 2018. Mr. Seraphin’s strategic vision, leadership, and focus on execution made him the Board’s choice to lead the Company to its next phase of success. Prior to his role as CEO, Mr. Seraphin served as the General Manager for Rambus’ largest business unit. Mr. Seraphin’s deep familiarity with Rambus and demonstrated leadership in developing the Company’s go forward execution-focused strategy during his time as interim CEO allowed the Company’s Board to move forward quickly in Mr. Seraphin’s promotion to CEO.

In determining Mr. Seraphin’s compensation as CEO, the Compensation Committee positioned Mr. Seraphin’s target total compensation in relation to the median of a competitive market for a new CEO:

•	Salary: $550,000

•	Target Annual Incentive: 100%

•	Target Total Cash: $1.1M

•	One-time RSU award valued at approximately $338,000 upon being named CEO

•	Annual equity awards in line with the Company’s annual compensation review and equity award grants

In connection with Mr. Seraphin’s promotion to Interim CEO and his promotion to CEO, the Compensation Committee made special, one-time RSU awards to Mr. Seraphin. In making such awards the Compensation Committee considered the effects the awards would have on Mr. Seraphin’s retention, both during the Board’s search for a new CEO and upon Mr. Seraphin’s promotion to CEO. In making such awards, the Compensation Committee desired also to recognize Mr. Seraphin’s performance as Interim CEO, his promotions and resulting increased level of responsibility. For Mr. Seraphin’s February 2019 equity awards, the Compensation Committee increased to 60% from 50% Mr. Seraphin’s performance-based RSU allocation, placing more emphasis on pay for performance.

The Compensation Committee believes that the executive compensation program at Rambus is a multi-year process and continues to work to ensure that the program attracts, retains, motivates and rewards executives in order to enhance the long-term profitability of the Company, fosters stockholder value creation, and aligns executives’ interests with those of the Company’s stockholders.

Fiscal 2019 Executive Compensation

During January 2019, the Compensation Committee reviewed base salary adjustments and annual and long-term incentive compensation plans for fiscal 2019. The principal terms and conditions of the approved plans are as outlined below. For fiscal 2019, the Compensation Committee seeks to more closely align pay for performance by more closely tying executive compensation to the achievement of corporate, department and personal goals and reward high Company performers with pay above targets outlined and set by the Company.

2019 Base Salaries

The following shows NEO base salary amounts for fiscal 2019, including the percentage change from the prior fiscal year:

	2019 Base Salary	2018 Base Salary	Percentage Change
Executive Officers:
Luc Seraphin	$550,000	$550,000	0%
Rahul Mathur	$354,188	$341,880	3.6%
Jae Kim	$354,188	$341,880	3.6%

Changes in base salary reflect individual contributions and the Compensation Committee’s review of competitive market compensation levels.

2019 CIP

Consistent with fiscal 2018, the Company’s fiscal 2019 CIP program will be based on the achievement of the objective performance goal of pro-forma operating income, including the adjustment for CLI. The Compensation Committee believes that this metric provides a meaningful measure of core financial performance that promotes growth and cost discipline.

The following table shows NEO 2019 CIP targets and their corresponding percentages of 2019 base salary:

	2019 CIP Target	Percentage of 2019 Base Salary
Executive Officers:
Luc Seraphin	$550,000	100.00%
Rahul Mathur	$310,000	87.52%
Jae Kim	$300,000	84.70%

2019 Equity Awards

Based on its review of current market practices, the Compensation Committee determined that a mix of RSUs and PSUs without options would provide more appropriate incentives for Company NEOs, including the Company’s CEO. NEO annual equity awards granted in February 2019 therefore represent a mix of RSUs and PSUs as an incentive for share price growth and financial performance as shown below.

	Performance Units	Restricted Stock Units
CEO	60%	40%
Other NEOs	50%	50%

The Compensation Committee determined that the program should be designed such that 60% of the value of performance equity awards granted to our Chief Executive Officer in 2019 would be subject to both the risk of the Company’s financial and stock performance and 50% of the value of performance equity awards granted to our other NEOs in 2018 should be subject to both the risk of the Company’s financial and stock performance.

The following table is a summary of equity awards granted during February 2019 to our CEO and NEOs:

	PSU Grant (#)	Aggregate Dollar Value at Target ($) 1 2	RSU Grant (#)	Aggregate Dollar Value ($) [1]
Executive Officers:
Luc Seraphin	172,500	1,618,050	115,000	1,078,700
Rahul Mathur	62,500	586,250	62,500	586,250
Jae Kim	53,125	498,313	53,125	498,313

[1]

Amounts shown do not reflect compensation actually received. Amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The fair value on the date of grant was $9.38 per share.

[2]

The performance unit grants will vest based upon the achievement of CLI compound annual growth over the performance period. The initial payout will then be modified +/-25% based on the Company’s TSR ranking relative to its compensation peer group and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant. Payouts range from 0% to 200%.

Other Policies and Elements of NEO Compensation

Benefits

We do not provide any perquisites to NEOs that are not generally available to the broad employee population with the exception of termination benefits for Mr. Seraphin and termination benefits for our NEOs, including Mr. Seraphin, based on change of control severance agreements. Our NEOs are eligible to participate in our 401(k) plan, our health and welfare benefits, our Employee Stock Purchase Plan and our User-Owned Personal Computing Devices reimbursement program on the same terms as other eligible employees.

Stock Ownership Guidelines

Our executives are required to hold 50% of after-tax shares realized upon vesting or exercise of equity awards on an after-tax basis until they reach the required levels of 5x base salary for the CEO and 3x base salary for other executive officers. Our executives are required to achieve the required levels within five years of the date such officer assumes his or her position. For purposes of these guidelines, ownership includes shares owned outright, unvested restricted stock and restricted stock units, and the value of vested and unexercised stock options. As of December 31, 2018, all of our NEOs were in compliance with this policy, except that Jae Kim, due to market volatility in the Company’s stock during the fall of 2018, was not in compliance as of such date.

Hedging

As stated in our Code of Business Conduct and Ethics, all of our employees and directors are prohibited from engaging in hedging transactions in Rambus shares, including short sales and purchases of put options.

Equity Grant Policy

Annual equity awards to then-current NEOs are granted on February 1st of each year or the first trading day thereafter. Currently, awards granted consist of stock options, RSUs and performance units. Stock options are priced at the fair market value on the date that the grant becomes effective while RSUs and performance units are full value awards. The number of shares and key terms of the awards are approved by the Compensation Committee prior to the scheduled award date. On occasion, the Compensation Committee approves other special or promotional equity awards during the year in addition to the annual equity awards, including, for example, Mr. Seraphin’s awards in connection with his promotion to Interim CEO and to CEO.

Compensation Recovery (Clawback)

The Compensation Committee reserves the right to reduce or withhold future compensation based on any required restatement or adjustment, and to determine the extent to which recovery of prior compensation may be pursued in the event of future adjustments caused by fraud on the part of an executive of Rambus. The Compensation Committee will adopt a policy that complies with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are promulgated.

CEO Employment Agreements

Effective October 25, 2018, in connection with his appointment as President and Chief Executive Officer of the Company, the Company entered into an employment agreement with Mr. Seraphin, which sets forth the terms and provisions governing Mr. Seraphin’s employment as President and Chief Executive Officer. Effective the same date, the Company entered into an amended and restated change of control severance agreement with Mr. Seraphin. Each of the agreements will remain in effect through October 25, 2021, with automatic one-year renewal terms and each of the agreements may be terminated at any time by either party with or without cause.

Per the terms of his employment agreement, Mr. Seraphin’s annual base salary was set at $550,000 and Mr. Seraphin is eligible to receive an annual incentive with a target bonus equal to 100% of his base salary. In connection with his promotion to CEO, Mr. Seraphin received an RSU award with a grant date fair value of approximately $338,000. The number of RSUs subject to the award was determined by dividing $338,000 by the closing price of the Company’s common stock on the date of grant. Mr. Seraphin also received an RSU award with a grant date fair value of approximately $400,000 in connection with his promotion to Interim CEO. The number of RSUs subject to this award was also determined by dividing $400,000 by the closing price of the Company’s common stock on the date of grant. One hundred percent of both RSU awards vest on the one-year anniversary of the date of grant, subject to Mr. Seraphin continuing to be a “Service Provider” through the vesting date. The RSUs are subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and a restricted stock unit award agreement. Per his employment agreement, Mr. Seraphin may be eligible to receive additional awards of stock options, restricted stock units, or other equity awards as determined by the Board in its discretion.

In the event the Company terminates Mr. Seraphin’s employment with the Company without “Cause” and such termination does not occur within the three months prior to or 24 months following a change of control of the Company, Mr. Seraphin will receive: (i) a lump sum payment of 100% of his base salary and target bonus, (ii) Company payment of his COBRA premiums (in lieu of continued employee benefits) for a period of 12 months, and (iii) 12 months additional vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date).

Please see below for a description of Mr. Seraphin’s amended and restated change of control agreement.

Change of Control Severance Agreements

We have entered into change of control severance agreements with our executive officers, including our CEO, that governs certain applicable change of control severance obligations. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Each agreement has an initial term of three years and will renew automatically for additional one-year terms unless either party to the agreement provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

For each of our NEOs, if we terminate such executive’s employment without “Cause” or such executive terminates his employment for “Good Reason”, and in each case, such termination occurs during a period beginning three months before a change of control and ending 12 months (or 24 months in the case of Mr. Seraphin) following a change of control, then subject to the executive signing and not revoking a separation agreement and release of claims and the executive’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the executive and the Company, the executive will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% (or 200% in the case of Mr. Seraphin) of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% (or 200% in the case of Mr. Seraphin) of the executive’s full bonus and commission for the year of termination at target level as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of the executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)); and (iv) if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for a maximum period of 12 months (or 18 months in the case of Mr. Seraphin).

Change of Control Payments

In addition to the above, outstanding equity awards for our current NEOs may vest upon termination in a “double-trigger” change of control event pursuant to change of control severance agreements.

These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment. See also “Executive Compensation Tables — Potential Payments Upon Termination or Change of Control” below for a discussion of potential payments to our current NEOs, including our CEO.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, compensation paid to our Chief Executive Officer and certain other executive officers will not be deductible to the extent it exceeds $1 million. In 2018, the Compensation Committee considered the potential future effects of Section 162(m) when determining NEO compensation, and is expected to consider the potential future effects of Section 162(m) when determining future NEO compensation.

Compensation Program Risk Evaluation

The Compensation Committee annually reviews the elements of NEO compensation to determine whether any portion of the overall program encourages excessive risk taking. The Compensation Committee’s current assessment is that although the majority of compensation provided to our NEOs is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. The Compensation Committee believes that the design of these compensation programs encourages our NEOs to remain focused on both short- term and long-term strategic goals.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION COMMITTEE David Shrigley (Chair) Emiko Higashi Charles Kissner

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows NEO compensation information for the fiscal years ended December 31, 2018, 2017 and 2016.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
		Salary		Awards(1)	Awards(1)	Compensation(2)		Compensation(3)		Total
Name and Title	Year	($)		($)	($)	($)		($)		($)
Luc Seraphin(4)	2018	393,255	(5)	1,414,486	210,215	397,211	(6)	11,112		2,426,279
Chief Executive
Officer

Rahul Mathur(7)	2018	340,890		627,678	188,089	310,000		11,112		1,477,770
Senior Vice President,	2017	330,000		477,389	121,059	291,600		10,740		1,230,788
Finance and Chief	2016	81,442		972,000	242,142	71,415		50,480		1,417,479
Financial Officer

Jae Kim	2018	340,890		590,741	177,026	310,000		11,112		1,429,769
Senior Vice President,	2017	327,500		500,753	121,059	291,600		10,740		1,251,652
General Counsel and	2016	300,000		412,025	83,952	379,546		9,870		1,185,393
Secretary

Former Executive Officers:

Ronald Black(8)	2018	277,500		3,140,966	924,065	—		19,240	(9)	4,361,771
President and Chief	2017	551,667		7,992,844	819,488	764,790		215,367	(10)	10,344,156
Executive Officer	2016	515,000		3,808,145	1,026,080	653,844		12,634		6,015,703

Laura Stark(11)	2018	140,612		553,820	165,959	—		9,610		870,010
Senior Vice President,	2017	322,917		659,121	158,309	334,800		10,740		1,485,887
GM, Emerging	2016	300,000		611,102	124,995	396,360		9,870		1,442,327
Solutions Division

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

Amounts for fiscal year 2018 consist of compensation earned for services rendered in fiscal year 2018 and are based upon the achievement of certain targets under the 2018 Corporate Incentive Plan. The target and achievement results were reviewed and approved by the Compensation Committee. The plan is further described under “Compensation Discussion & Analysis — Components of NEO Compensation.”

(3)	“All Other Compensation” for NEOs for 2018 include 401K match, health and welfare premium payments and bring your own device stipend.
(4)	Mr. Seraphin was promoted to Interim CEO effective as of June 28, 2018 and to CEO effective as of October 25, 2018.
(5)	Upon his promotion to President and CEO, Mr. Seraphin’s salary was increased to $550,000 per annum.
(6)

Mr. Seraphin was promoted to Interim CEO June 28, 2018 and to CEO effective October 25, 2018. Mr. Seraphin’s target bonus as CEO, effective October 25, 2018 through December 31, 2018, was $550,000. Mr. Seraphin’s target bonus for the period in which he served as interim CEO was $400,000. Mr. Seraphin’s target bonus for the period from the beginning of fiscal year 2018 through his appointment as interim CEO was $330,000.

(7)	Mr. Mathur was appointed as Senior Vice President, Finance and Chief Financial Officer on October 3, 2016.

(8)	The Rambus Board of Directors terminated Mr. Black’s employment with the Company effective June 28, 2018.
(9)

Mr. Black’s Other Compensation includes $9,473 in expenses related to the relocation of Mr. Black’s European residence, $8,250 in 401K match, $960 for bring your own device stipend and $557 in Company paid premiums for health and welfare insurance.

(10)

Mr. Black’s Other Compensation includes $192,277 in expenses related to the relocation of Mr. Black’s European residence, $12,350 in reimbursement for attorney’s fees related to renegotiation of his employment agreement, $8,100 in 401K match, $1,920 for bring your own device stipend and $720 in Company paid premiums for health and welfare insurance.

(11)	Ms. Stark retired from Rambus effective June 1, 2018.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the NEOs during 2018. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at 2018 Year End table that follows.

											All Other
									All Other		Option
									Stock		Awards:		Grant Date
									Awards:		Number of	Exercise	Fair Value
									Number of		Securities	or Base	of
									Shares of		Underlying	Price of	Stock and
									Stock or		Options	Option	Option
			Estimated Future Payouts Under			Estimated Future Payouts Under			Units(2)		(2)	Awards	Awards(3)
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			(#)		(#)	($/Sh)	($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Luc Seraphin(4)	2/1/2018	1/24/18	N/A	550,000	1,100,000	—	—	—			49,537	12.84	210,215
	2/1/2018	1/24/18							26,304				337,743
	2/1/2018	1/24/18				50%	100%	200%	26,304				363,784
	7/2/2018	6/22/18							29,782	(4)			374,955
	11/1/2018	10/25/18							36,150	(4)			338,003
Rahul Mathur	2/1/2018	1/24/18	N/A	300,000	600,000	—	—	—	—		44,323	12.84	188,089
	2/1/2018	1/24/18							23,535				302,189
	2/1/2018	1/24/18				50%	100%	200%	23,535				325,489
Jae Kim	2/1/2018	1/24/18	N/A	300,000	600,000	—	—	—	—		41,716	12.84	177,026
	2/1/2018	1/24/18							22,150				284,406
	2/1/2018	1/24/18				50%	100%	200%	22,150				306,335

Former Executive Officers(5):
Ronald Black	2/1/2018	1/24/18	N/A	666,000	1,332,000	—	—	—	—		217,755	12.84	924,065
	2/1/2018	1/24/18							57,813				742,319
	2/1/2018	1/24/18				50%	100%	200%	173,438				2,398,648
Laura Stark	2/1/2018	1/24/18	N/A	325,000	650,000	—	—	—	—		39,108	12.84	165,959
	2/1/2018	1/24/18							20,766				266,635
	2/1/2018	1/24/18				50%	100%	200%	20,766				287,194

(1)

Amounts shown are estimated payouts for fiscal year 2018 to NEOs based on the 2018 bonus targets under the plan discussed under “Compensation Discussion & Analysis — Components of NEO Compensation.” Actual bonuses received by these named executive officers for fiscal year 2018 are reported in the Summary Compensation for Fiscal Year 2018 table under the column entitled “Non-Equity Incentive Plan Compensation” and described under “Compensation Discussion & Analysis — Executive Compensation Components.”

(2)

The stock options, restricted stock units and performance units granted on February 1, 2018 were granted as part of the Company’s regular performance review process. The stock options and restricted stock units will vest based on the executive’s continued service to the Company through the applicable vesting dates. The performance unit grants will vest based upon the achievement of Customer Licensing Income (“CLI”) compound annual growth over the performance period. The initial payout will then be modified +/-25%

based on the Company’s TSR ranking relative to its compensation peer group and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.
(3)

The value of a stock option, restricted stock unit or performance unit grant is based on the fair market value as of the grant date of such award determined pursuant to FASB ASC Topic 718. The exercise price for all options granted to the named executive officer is 100% of the fair market value of the shares on the grant date. The restricted stock unit and performance unit grants are full value awards and do not have an exercise price.

(4)

Mr. Seraphin was promoted to Interim CEO effective as of June 28, 2018 and to CEO effective as of October 25, 2018. Upon his promotion to Interim CEO, Mr. Seraphin’s salary was increased to $400,000 per annum; and upon his promotion to CEO, his salary was increased to $550,000 per annum. In each such case, Mr. Seraphin’s target incentive was increased to 100% of base salary. Upon his promotion to interim CEO he was granted 29,782 RSUs and upon promotion to CEO he was granted 36,150 RSUs.

(5)

Neither Mr. Black, nor Ms. Stark received a CIP payment for fiscal 2018, as they were not employed by the Company on the dates of payment and therefore were not eligible. Equity grants to Mr. Black and Ms. Stark expired upon their termination from the Company, except that vested options expire one year after termination.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2018. Unvested stock awards reported in the Grants of Plan Based Awards table above are also included in the table below.

Name	# of Securities Underlying Unexercised Options (#) Exercisable	# of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Luc Seraphin	9,200	40,337	(2)	$12.84	2/1/2028	—		—	—		—
	10,979	23,789	(3)	$12.80	2/1/2027	—		—	—		—
	5,169	8,040	(4)	$12.31	2/1/2026	—		—	—		—
	1,800	600	(5)	$11.26	2/2/2025	—		—	—		—
	—	—		—	—	36,150	(6)	$277,271	—		—
	—	—		—	—	29,782	(7)	$228,428	—		—
	—	—		—	—	26,304	(8)	$201,752	—		—
	—	—		—	—	20,445	(9)	$156,813	—		—
	—	—		—	—	30,667	(10)	$235,216	—		—
	—	—		—	—	12,182	(11)	$93,436	—		—
	—	—		—	—	28,432	(12)	$218,073	—		—
	—	—		—	—	7,431	(13)	$56,996	—		—
	—	—		—	—	3,250	(14)	$24,928	—		—
	—	—		—	—	—		—	26,304	(15)	$201,752
Rahul Mathur	8,232	36,091	(2)	$12.84	2/1/2028	—		—	—		—
	12,937	16,276	(3)	$12.80	2/1/2027	—		—	—		—
	30,428	29,572	(16)	$12.15	11/1/2026	—		—	—		—
	—	—		—	—	23,535	(8)	$180,513	—		—
	—	—		—	—	13,986	(9)	$107,273	—		—
	—	—		—	—	20,979	(10)	$160,909	—		—
	—	—		—	—	40,000	(17)	$306,800	—		—
	—	—		—	—	—		—	23,535	(15)	$180,513
Jae Kim	7,747	33,969	(2)	$12.84	2/1/2028	—		—	—		—
	12,937	16,276	(3)	$12.80	2/1/2027	—		—	—		—
	6,172	5,400	(4)	$12.31	2/1/2026	—		—	—		—
	4,800	600	(5)	$11.26	2/2/2025	—		—	—		—
	3,446	—	(18)	$8.76	2/3/2024	—		—	—		—
	—	—		—	—	22,150	(8)	$169,891	—		—
	—	—		—	—	13,986	(9)	$107,273	—		—
	—	—		—	—	20,979	(10)	$160,909	—		—
	—	—		—	—	8,182	(12)	$62,756	—		—
	—	—		—	—	19,096	(11)	$146,466	—		—
	—	—		—	—	11,147	(13)	$85,497	—		—
	—	—		—	—	3,250	(14)	$24,928	—		—
	—	—		—	—	—		—	22,150	(15)	$169,891

Former Executive Officers:
Ronald Black	62,150	—	(18)	$12.80	6/27/2019	—		—	—		—	(19)
	125,714	—	(18)	$12.31	6/27/2019	—		—	—		—
	99,428	—	(18)	$11.26	6/27/2019	—		—	—		—
	230,000	—	(18)	$8.76	6/27/2019	—		—	—		—
	190,000	—	(18)	$5.46	6/27/2019	—		—	—		—
	187,760	—	(18)	$5.76	6/27/2019	—		—	—		—
Laura Stark	5,756	—	(18)	$12.80	5/31/2019	—		—	—		—	(20)
	12,814	—	(18)	$12.31	5/31/2019	—		—	—		—
	30,000	—	(18)	$20.93	5/31/2019	—		—	—		—
	30,000	—	(18)	$22.72	5/31/2019	—		—	—		—

(1)

The market value is calculated using the closing price of our Common Stock of $7.67 on December 31, 2018 (the last trading day of 2018), as reported on The Nasdaq Global Select Market (NASDAQ), multiplied by the unvested stock amount.

(2)

The option was granted on February 1, 2018. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until fully vested on February 1, 2022.

(3)

The option was granted on February 1, 2017. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until fully vested on February 1, 2021.

(4)

The option was granted on February 1, 2016. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until fully vested on February 1, 2020.

(5)

The option was granted on February 2, 2015. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until fully vested on February 2, 2019.

(6)	The restricted stock units were granted on November 1, 2018 and vest fully on November 1, 2019.
(7)	The restricted stock units were granted on July 2, 2018 and vest fully on July 2, 2019.
(8)	The restricted stock units were granted on February 1, 2018 and vest in four equal annual installments beginning on February 1, 2019.
(9)	The restricted stock units, which represent the remaining portion of restricted stock units granted on February 1, 2017, vest in three equal annual installments beginning on February 1, 2019.
(10)

The performance stock units were granted on February 1, 2017. The number of shares earned was 112.5% of the target shares granted. Vesting occurs on the third anniversary of the date of grant upon continued service through the applicable vest date.

(11)	The restricted stock units, which represent the remaining portion of restricted stock units granted on February 1, 2016, vest in two equal annual installments beginning on February 1, 2019.
(12)

The performance restricted stock units were granted on February 1, 2016. The number of shares earned was 116.7% of the target shares granted. Vesting occurs on the third anniversary of the grant date upon continued service through the applicable vest date.

(13)	The restricted stock units, which represent the remaining portion of restricted stock units granted on December 1, 2015 vest December 1, 2019.
(14)	The restricted stock units, which represent the remaining portion of restricted stock units granted on February 2, 2015 vest February 2, 2019.
(15)

The performance stock units were granted on February 1, 2018. The number of shares earned will range between 0% to 200% of target shares granted. The performance units will vest based upon the achievement of Customer Licensing Income (“CLI”) compound annual growth over the performance period. The initial payout will then be modified +/-25% based on the Company’s TSR ranking relative to its compensation peer group and the executive’s continued service to the Company through the applicable vesting date on the third anniversary of the date of grant.

(16)

The option was granted on November 1, 2016. Options representing 1/10th of the total shares granted vested six months from the grant date and the remaining shares vest in equal monthly installments until they are fully vested on November 1, 2020.

(17)	The restricted stock units, which represent the remaining portion of restricted stock units granted on November 1, 2016, vest in three equal annual installments beginning on November 1, 2019.
(18)	Shares subject to the option are fully vested and immediately exercisable.
(19)	Mr. Black forfeited all unvested outstanding equity awards in connection with his termination.
(20)	Ms. Stark terminated her employment with the company effective June 1, 2018 and as a result forfeited all outstanding unvested equity awards.

Each of the options and other equity awards reflected on the table above were issued under the 2006 Plan or the 2015 Plan, which are plans that were or are available to all of our employees.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the NEOs during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Luc Seraphin	3,523	7,256	37,399	449,026
Rahul Mathur	—	—	24,662	246,860
Jae Kim	2,297	10,888	36,962	428,848

Former Executive Officers:
Ronald Black	—	—	228,284	2,908,666	(2)
Laura Black	5,876	33,860	33,188	423,614	(3)

(1)	The value realized equals the market value of our common stock on the vesting date multiplied by the number of shares that vested.
(2)	Mr. Black left the Company on June 28, 2018 and ceased to be an executive officer. Information in the above table reflects transactions through June 28, 2018.
(3)	Ms. Stark left the Company on June 1, 2018 and ceased to be an executive officer. Information in the above table reflects transactions through June 1, 2018.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Luc Seraphin, our CEO, who served as CEO on the date the median employee was identified:

For fiscal year 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $122,132; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $2,426,279.

Based on this information, for fiscal year 2018, the ratio of the annual total compensation of Mr. Seraphin, our CEO, to the median of the annual total compensation of employees was approximately 20 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We selected December 31, 2018, which is the last day of our fiscal year, as the date upon which we would identify the median employee.

•

During fiscal 2018, our employee population had consisted of approximately 836 individuals, including employees in the United States, Australia, Canada, China, Finland, France, India, Japan, the Netherlands, Singapore, South Korea, Taiwan and the United Kingdom. Of these employees, 322 were located in the United States and 514 were located outside of the United States.

•	When determining our median employee, we excluded all employees from Australia (3), China (4), Taiwan (1), France (2), Singapore (2) and Japan (3).

•	To identify the “median employee” from our employee population we used payroll and equity plan records for January 1, 2018 through December 31, 2018 (the “compensation measure”).

•

The compensation measure included the following: base salary, employer cost of benefits, employer retirement plan contributions, including 401(k) matching, bonus payments, grant date fair value of stock options and restricted stock units, employee stock purchase plan discounts and sales commissions.

•	For countries other than the United States and Canada, the employer cost of benefits was calculated based on the average employer cost per country.

•	For countries in the European Union, the employer cost of benefits includes the cost of holidays.

•	We annualized the base salary and employer cost of benefits of all permanent employees who were hired in fiscal year 2018 but did not work for us or our subsidiaries for the entire fiscal year.

•	Amounts paid in foreign currency were converted into United States dollars using exchange rates in effect as of December 31, 2018.

•

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $122,132.

•

With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table for Mr. Seraphin, who served as the CEO as of December 31, 2018 (the date the median employee was identified). Because Mr. Seraphin was employed by us for all of 2018, we did not annualize any portion of his compensation.

Potential Payments Upon Termination or Change of Control

Equity Acceleration

In the event of a “change in control” or “merger” of the Company, as defined in the plans, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the 2015 Plan and the 2006 Plan, provide that if a successor company assumes outstanding options or awards or substitutes for options or awards with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an “Involuntary Termination” other than for “Cause” within 12 months following the change in control, the option or award will immediately vest and become exercisable as to 100% of the shares subject to the option or award.

Change of Control Severance Agreements

We have entered into change of control severance agreements with our executive officers, including our CEO, that governs certain applicable change of control severance obligations. These agreements are designed to promote stability and retention of senior management prior to and following a change of control and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Each agreement has an initial term of three years and will renew automatically for additional one-year terms unless either party to the agreement provides the other with written notice of non-renewal at least 90 days prior to the date of automatic renewal.

For each of our NEOs other than our CEO, if we terminate such executive’s employment without “Cause” or such executive terminates his employment for “Good Reason”, and in each case, such termination occurs during a period beginning three months before a change of control and ending 12 months following a change of control, then subject to the executive signing and not revoking a separation agreement and release of claims and the executive’s continued compliance with the terms of the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement entered into between the executive and the Company, the executive will receive: (i) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or, if greater, at the level in effect immediately prior to the change of control; (ii) a lump sum payment (less applicable withholding taxes) equal to 100% of the executive’s full bonus and commission for the year of termination at target level as in effect immediately prior to the executive’s termination date, or, if greater, at the level in effect immediately prior to the change of control; (iii) 100% of the executive’s then-outstanding and unvested equity awards will become vested in full (and if the amount of the award to vest is determined based on the achievement of performance criteria, then the equity awards will vest based on achievement at target levels for the relevant performance period(s)); and (iv) if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for a maximum period of 12 months.

CEO Employment Agreement

Mr. Seraphin’s employment agreement with the Company provides that in the event the Company terminates his employment with the Company without “Cause” and such termination does not occur within the three months prior to or 24 months following a change of control of the Company, Mr. Seraphin will receive: (i) a lump sum payment of 100% of his base salary and target bonus, (ii) Company payment of his COBRA premiums (in lieu of continued employee benefits) for a period of 12 months, and (iii) 12 months additional vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date). In the event the Company terminates Mr. Seraphin’s employment with the Company without “Cause” or Mr. Seraphin voluntarily terminates his employment for “Good Reason”, and in either event, such termination occurs within three months prior to or 24 months following a change of control of the Company, Mr. Seraphin will receive: (i) a lump sum payment of 200% of his base salary and target bonus, (ii) Company payment of his COBRA premiums (in lieu of continued employee benefits) for a period of 18 months, and (iii) 100% vesting of all equity awards with a service based component (excluding awards with a performance-based component if the performance metric has not been achieved by the termination date).

The severance payments and other benefits will be subject to Mr. Seraphin entering into (and not revoking) a release of claims agreement against the Company and Mr. Seraphin’s continued compliance with certain non-compete, non-solicit, and non-disparagement provisions contained in the Agreements. In the event that the severance payments and other benefits payable to Mr. Seraphin constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Seraphin’s severance and other benefits will be either: (i) delivered in full, or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Seraphin on an after-tax basis of the greatest amount of benefits.

Potential Change in Control Payments

The value of the benefits that would be payable to Mr. Seraphin assuming a qualifying termination of employment on December 31, 2018 is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
Luc Seraphin (No CIC)	$550,000	$550,000	$1,190,338	$26,127	$2,316,464
(CIC)	$1,100,000	$1,100,000	$1,492,912	$52,253	$3,745,165

The value of the benefits that would be payable to Messrs. Mathur and Kim, our other current NEOs, assuming a qualifying termination of employment on December 31, 2018 is included in the chart below.

	Salary	Bonus	Equity	Benefits	Total
Rahul Mathur	$341,880	$300,000	$755,495	$18,443	$1,415,818
Jae Kim	$341,880	$300,000	$757,719	$26,127	$1,425,726

Neither Mr. Black, nor Ms. Stark were eligible to receive potential change of control payments assuming a qualifying termination of employment on December 31, 2018 because neither was employed on such date.

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2018.

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1)($)		Total ($)
E. Thomas Fisher	40,000		151,118	(2)	191,118
Emiko Higashi	50,179		151,118	(3)	201,297
Charles Kissner	147,472	(4)	244,851	(5)	392,323
Sanjay Saraf	17,174		327,846	(6)	345,020
David Shrigley	56,333		151,118	(7)	207,451
Eric Stang	75,000		151,118	(8)	226,118

Former Directors (9):
Penelope Herscher	108,389		—		108,389
Thomas Bentley	108,220		—		108,220

(1)

Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	14,110 RSUs granted on 10/1/18 with a fair value of $10.71 per share.
(3)	14,110 RSUs granted on 10/1/18 with a fair value of $10.71 per share.
(4)	Includes an additional cash payment of $83,333 related to Mr. Kissner’s role as Board Vice-Chairman.
(5)	7,445 RSUs granted on 7/2/18 with a fair value of $12.59 and 14,110 RSUs granted on 10/1/18 with a fair value of $10.71 per share.
(6)	40,000 stock options granted on 8/1/18 with exercise price of $12.46 and with a fair value of $4.42 per share and 14,110 RSUs granted on 10/1/18 with a fair value of $10.71 per share.
(7)	14,110 RSUs granted on 10/1/18 with a fair value of $10.71 per share.
(8)	14,110 RSUs granted on 10/1/18 with a fair value of $10.71 per share.

(9)	Ms. Herscher and Mr. Bentley served on the Board until April 26, 2018. Amounts noted reflect pro-rated director fees and cash payments in lieu of equity payments.

Summary of Director Compensation Plan

Annual Retainer. Each independent director receives an annual retainer of $40,000 in cash. The Chairpersons of the Board and Audit Committee each receive an additional annual retainer of $25,000. The Chairperson of the Compensation Committee receives an additional annual retainer of $20,000. The Chairperson of the Corporate Development Committee, which oversees the Company’s acquisition and divestiture activity, receives an additional annual retainer of $15,000. The Chairperson of the Corporate Governance and Nominating Committee receives an additional annual retainer of $10,000. Each annual retainer is paid in quarterly installments. The annual retainers were not increased for 2018.

Annual Equity Grant. Each independent director receives an annual equity grant of such number of RSUs with an approximate fair market value equal to $160,000 at the time of grant. The RSU grants vest in full at the end of a one-year period, subject to the independent director continuing to serve through each applicable vesting date. If the director discontinues service prior to the vesting of any RSU grant, the Compensation Committee may, in its discretion, permit such grant to vest pro rata for the portion of the year during which such director served.

Initial Equity Grant. Any newly elected independent director joining our Board of Directors will receive an initial option to purchase 40,000 shares of common stock when he or she is first elected as a member of the Board. The term of such options will not exceed ten years. The option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to serve through each applicable vesting date.

Each of the options granted to our independent directors was issued under the 2006 Plan or the 2015 Plan, which are plans that are available to all of our employees. As described under “Outstanding Equity Awards at Fiscal Year End — Potential Payments Upon Termination or Change in Control,” the 2006 Plan and the 2015 Plan provide for certain acceleration upon a “change in control” of the Company, as defined under such plans. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the 2006 Plan or the 2015 Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to the Board’s stock ownership guidelines, each independent director is expected to accumulate and hold an equivalent value of our common stock of three times their annual total cash compensation and to achieve this by five years from the date that the director joined the Board. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2018, all of our directors met their ownership requirements.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933, as amended, or the Securities Exchange Act, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2018, which include our consolidated balance sheets as of December 31, 2018 and 2017 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2018, 2017 and 2016, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standards No. 1301, “Communications with Audit Committees” issued by the Public Accounting Oversight Board (“PCAOB”). The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of PCAOB regarding the independent auditor’s communications with us concerning independence, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Respectfully submitted by	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Charles Kissner (Chair) Emiko Higashi Sanjay Saraf David Shrigley

CORPORATE RESPONSIBILITY AND REPUTATION

Rambus recognizes that environmental, social and governance issues are of increasing importance to many investors. At Rambus, we are dedicated to strengthening and improving the quality of life in our communities through partnerships, engagement and employee giving and we believe that working together with our communities creates better outcomes on issues that matter to us all. Corporate responsibility is an enterprise-wide commitment and our Board of Directors monitors and supports our corporate responsibility efforts.

People and Communities. We believe in making a positive impact in the communities where we live and work. From organizations dedicated to health, housing and development, animal welfare and children and families in need — we strive to empower the local community through philanthropic efforts. We also encourage our employees to donate to charitable organizations of their choice and the Company matches gifts to charities up to $1,000 per year per employee. Further, we encourage our employees to volunteer at least eight hours of their time per year to charitable causes. During fiscal 2018, we donated approximately $200,000 to charitable organizations in the U.S. and around the world.

Education. We seek to broaden the educational opportunities of students in our communities who demonstrate a passion for science and technology that extends beyond the classroom. Through science fairs, STEM education, and our “Innovator of the Future” scholarship, we are working to empower the next generation of inventors and are active in our communities when it comes to educational engagement.

Sustainability. We are committed to integrating sustainability into our day-to-day operations to conserve, protect and improve the environment we live in. This is why we chose to work in a LEED, Leadership in Energy and Environmental Design, platinum certified building for our headquarters location. While using less water and reducing greenhouse gas emissions, we also improve energy performance. We consider our efforts here a win, win.

Diversity and Inclusion. We invest in the long-term development and engagement of our employees by aspiring to have an increasingly diverse workforce and inclusive environment, training and development programs and a culture where our people can thrive. We are committed to providing and supporting a work environment that promotes equality of opportunity among our employees. We strive for our workforce to be truly representative of all sections of society and for each employee to feel respected and able to perform at his or her best. In the U.S. 55% of our employee population is considered diverse and 17% is female.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters. It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Jae Kim

Jae Kim

Senior Vice President, General Counsel and Secretary

Sunnyvale, California

March 8, 2019

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/RMBS2019You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:E55962-P18030 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYRAMBUS INC. The Board of Directors unanimously recommends you vote “For” the following Class I nominees:1. Election of Directors Nominees: 1a. Emiko Higashi 1b. Sanjay Saraf 1c. Eric StangFor Against AbstainThe Board of Directors recommends you vote “For” the following proposals:2. Advisory vote to approve named executive officer compensation.3. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.NOTE: Such other business as may properly come before the meeting or any adjournment of postponement thereof.For Against AbstainPlease sign exactly as your name appears above.When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized person.Signature[PLEASE SING WITHIN BOX]Date.Signature(Joint Owners)Date

ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 2019 9:00 a.m. Pacific Time www.virtualshareholdermeeting.com/RMBS2019Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.E963-P18030Rambus Inc.PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 2019. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated March 8, 2019, and hereby appoints Luc Seraphin and Jae Kim, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on April 25, 2019 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/RMBS2019 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.SEE REVERSE SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SIDE